Exhibit 5.1

[Foley Hoag LLP Letterhead]

July 21, 2005

Hittite Microwave Corporation

20 Alpha Road

Chelmsford, MA 01824

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-8 (the “S-8 Registration Statement”) filed today by Hittite Microwave Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended.  The S-8 Registration Statement relates to the offering by the Company of up to 8,841,532 shares (the “Shares”) of its common stock, par value $0.01 per share, issuable upon exercise of stock options or otherwise to be granted pursuant to the Hittite Microwave Corporation Amended and Restated 1996 Stock Option Plan (the “1996 Option Plan”) and the Hittite Microwave Corporation 2005 Stock Incentive Plan (“2005 Incentive Plan”).

In arriving at the opinion expressed below, we have examined and relied on the following documents:

1.                                       The Certificate of Incorporation of the Company, and the By-Laws of the Company, each as amended to date.

2.                                       The records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

3.                                       The 1996 Option Plan.

4.                                       The 2005 Incentive Plan.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

Based upon the foregoing, it is our opinion that:

1.                                       The Company has corporate power adequate for the issuance of the Shares in accordance with the S-8 Registration Statement.

2.                                       The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares.

3.                                       When certificates for the Shares have been duly executed and countersigned, and, in the case of options granted under the 1996 Option Plan or the 2005 Incentive Plan, delivered against due receipt of the exercise price for the Shares as described in such options and the 1996 Option Plan and the 2005 Incentive Plan, the Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.

Very truly yours,

FOLEY HOAG LLP

By:	/s/ Robert W. Sweet, Jr.
a Partner